Exhibit 99.1

                 Second Quarter Revenue Totals $20.1 Million;
       Service Bureau/E9-1-1 Revenue Grows to $8.3 Million in Quarter;
           Company Takes $7 Million Capitalized Software Write-down


    ANNAPOLIS, Md., July 24 /PRNewswire-FirstCall/ -- TeleCommunication Systems, Inc. (TCS) (Nasdaq: TSYS), a global leader in location and messaging software and E9-1-1 services for wireless carriers, and an expert in highly reliable and secure communications systems for government customers, today announced results for the quarter ended June 30, 2003.

    TCS reported total revenue for the quarter of $20.1 million, up 4% from first quarter 2003 revenue of $19.3 million, and down 16% from $23.9 million of revenue in the second quarter of 2002. Second quarter 2003 revenue was comprised of 11% Network Software, 42% Service Bureau, and 47% Network Solutions, compared with 19% Network Software, 39% Service Bureau, and 42% Network Solutions in the previous quarter. For the first six months of 2003, TCS reported total revenue of $39.4 million, compared to $40.8 million in the first six months of 2002.

    Increased revenue and higher gross profit margins in the Company's Service Bureau business contributed to overall gross margin of 41% in the second quarter, compared to 32% in the quarter ended June 30, 2002, and 43% in the first quarter of 2003. For the first six months of 2003 overall gross margin was 42% compared to 35% for the first six months of 2002.

    Second quarter 2003 earnings before interest, taxes, depreciation, amortization and other non-cash expenses (EBITDA) loss, a non-GAAP financial measure, was $1.3 million, or $0.04 per share. This compares to the first quarter EBITDA loss of $1.0 million, or $0.03 per share, and second quarter 2002 EBITDA loss of $2.4 million, or $0.08 per share.

    During the quarter, TCS recorded additional amortization of $7.0 million of non-cash capitalized software development costs. Including this additional amortization, TCS reported a GAAP net loss for the quarter ended June 30, 2003 of $11.4 million, or $0.38 per share, compared to first quarter 2003 net loss of $4.0 million, or $0.14 per share, and second quarter 2002 net loss of $6.1 million, or $0.21 per share. Excluding the additional amortization expense, TCS's net loss for the second quarter of 2003 was $4.4 million, or $0.15 per share, versus a loss of $0.21 per share in the second quarter of 2002.

    "We are pleased with the continuing growth of our wireless E9-1-1 Service Bureau business. As expected, the continuation of sluggish wireless carrier capital spending affected the results of our Software segment in the second quarter, and revenue from our Solutions segment was below the average level we expect for this year. Both our Solutions and Software business revenues are 'lumpy', but we remain confident that we are positioned for long-term profitable growth," commented Maurice B. Tose, TCS's Chairman, President and CEO. "During the quarter, we continued to manage our costs and maintained our commitment to develop and support the technology products we believe will deliver significant long-term returns for TCS," concluded Tose.

    TCS ended the first quarter with approximately $16 million in cash and cash equivalents, and the Company's $15 million bank line of credit remains unused. Mr. Tose observed, "Continued E9-1-1 Service Bureau growth, cost containment efforts, expected higher Solutions revenue, and increasing activity in the wireless carrier capital spending environment lead us to expect positive net income from operations beginning in the third and fourth quarters of this year."


    OPERATIONAL HIGHLIGHTS


    Service Bureau Business

    During the quarter ended June 30, 2003, TCS generated $8.3 million of Service Bureau revenue, of which more than 90% is recurring. TCS's Service Bureau business is made up of wireless enhanced 9-1-1 (E9-1-1) location information integration services to wireless carriers and Public Safety Answering Points (PSAPs), and hosted inter-carrier text messaging services provided to text message distributors including America Online(TM). Heightened regulatory and legislative attention to the public safety benefits of E9-1-1 have highlighted TCS as one of only two major wireless E9-1-1 service providers in the U.S.

    TCS has now contracted with 25 wireless carriers, including 5 of the top 10, to provide Phase I and Phase II wireless E9-1-1 service. For almost all of these carriers, TCS is providing its comprehensive E9-1-1 deployment and technical solutions, which can include precise location technology, PSAP integration, data management and provisioning, Automatic Location Information
(ALI) services, ongoing call routing and monitoring, and cost recovery and billing services. Steady quarter-over-quarter revenue and profit growth is projected for the Company's E9-1-1 business as additional locations are deployed under our existing long-term service contracts.

    TCS recently announced that Carolina West Wireless has signed a contract with TCS to provide Phase I and Phase II E9-1-1 services. Under the agreement, Carolina West Wireless becomes TCS's fourth customer leveraging the TCS Hosted Position Determining Entity (PDE) Service, which combines precise location determination -- usually within 20 meters in a wide range of environments -- with TCS's Xypoint(R) Location Platform (XLP).

    TCS's end-to-end Hosted PDE Service simplifies the complex process of Phase II E9-1-1 compliance for wireless carriers by providing an affordable, accurate and reliable solution through the Company's integrated E9-1-1 system. Our hosted applications enable regional carriers, for whom in-network licensed software is not an economically attractive choice at this time, to access TCS's world-class technology and provide the same services as larger, national carriers.

    TCS added 270 PSAP connections during the quarter and as of June 30, 2003, served a total of 3,480 PSAP connections, up 60% from the 2,180 PSAP connections served as of June 30, 2002. The Company is continuing to aggressively roll out Phase I and Phase II E9-1-1 services for its wireless carrier customers, meeting regulatory deadlines and responding to PSAP requests for deployments as they declare themselves ready.


    Network Solutions

    Second quarter revenue from the Company's Network Solutions business segment was $9.5 million, up $1.4 million from the first quarter's $8.1 million. Year to date Solutions revenue of $17.6 million was down from last year's $19.4 million, but Solutions gross profit from the first half was $5.8 million, up $1.0 million from the first half last year. TCS's Network Solutions segment develops fixed and transportable communications systems requiring high reliability and security to government customers using wireless, satellite, and terrestrial networks.

    During the quarter, TCS announced it has shipped its 250th SwiftLink(TM) deployable communication system. Also in the quarter, the Company introduced its SwiftLink 1200 model, a reduced weight, briefcase-sized addition to the product line. SwiftLinks provide a quick and easy means for remote voice-over-IP, video, and data communications via secure or non-secure wireless connections. The system delivers high-speed, high capacity communication capabilities in a small, portable package. SwiftLink products vary in configuration, depending on the user requirements, and can provide access for one (1) to more than seventy (70) users at the same time in packages that range in size from 35 to 85 pounds. SwiftLinks have been a popular communications option among TCS's government and military customers and were used successfully and extensively in Operation Iraqi Freedom.

    The Solutions group performs integration and related projects in addition to its SwiftLink business, and expects to have significant opportunities to apply Company expertise to Homeland Security initiatives as they evolve and are funded.


    Network Software

    As of June 30, 2003, TCS had deployed a total of 80 software systems with wireless carriers, including TCS's Wireless Internet Gateways(TM), Short Message Service Centers (SMSCs), and Xypoint(R) Location Platforms (XLPs). During the quarter, TCS delivered on orders for its wireless products, primarily the Company's SMSCs and Wireless Internet Gateways, resulting in $2.3 million of Software segment revenue, of which license revenue was $0.8 million. In addition, the Company's installed base of software products contributed approximately $0.8 million recurring maintenance revenue to the $1.5 million of Network Software Services revenue reported in the second quarter.

    Yesterday, TCS announced the introduction of Xypages, the Company's first wireless software product combining both location and messaging technologies. Xypages allows wireless subscribers to access location-specific information delivered via SMS to the user. The hosted application offered to wireless carriers can be used on any existing digital carrier network and requires no network upgrades. Xypages functionality can also be extended to include more precise location-based services such as text-based driving directions from a user's current location to a desired destination. Xypages features marry TCS's wireless E9-1-1 location technology with the Company's text messaging expertise, enabling wireless carriers to generate higher revenue per user through the delivery of value-added services to their subscribers.


    FINANCIAL DETAILS

    * Total revenue was $20.1 million in the second quarter of 2003, up 4% from $19.3 million in the first quarter of 2003 and down 16% from $23.9 million in the second quarter of 2002.

      In the second quarter of 2003, the Company's Network Software revenue from carrier licenses and related software maintenance and deployment services was $2.3 million, compared to first quarter 2003 revenue of $3.6 million, and $5.4 million revenue in the second quarter of 2002. Software license revenue was $0.8 million in the second quarter, down from first quarter 2003 sales of $2.5 million and second quarter 2002 revenue of $2.8 million, reflecting low spending by carriers on enhancements to their networks.

      TCS's Service Bureau revenue, which includes wireless E9-1-1 services and hosted inter-carrier text message distribution services, totaled $8.3 million in the quarter ended June 30, 2003. This represents a 10% increase over first quarter of 2003 revenue of $7.6 million and a 51% increase over second quarter 2002 revenue of $5.5 million, as the Company continued to expand the number of Public Safety Answering Points served for E9-1-1 services. For the first six months of 2003, total Service Bureau revenue increased 39% to $15.9 million, from $11.4 million in the first six months of 2002.

      TCS's Network Solutions revenue from systems integration and digital communications projects largely for government customers was $9.5 million in the second quarter of 2003, up 17% from $8.1 million in the prior quarter, and down from $13.1 million in the second quarter of 2002. Our historically "lumpy" quarter-to-quarter Network Solutions revenue reflects the variability of project timing and contract durations. SwiftLink(TM) deployable communication systems generated $5.2 million of revenue in the second quarter, up from $3.1 million in the first quarter.

      TCS ended the quarter with revenue backlog of $81 million, approximately the same as at March 31, 2003. Of the Company's total backlog, approximately $42 million is expected to be realized over the next twelve months.

    * Total gross profit (revenue minus direct cost of revenue) was $8.3 million in the second quarter of 2003, approximately the same as $8.2 million in the first quarter of 2003, and up 9% from $7.6 million in the second quarter of 2002. Total gross profit for the first six months of 2003 was $16.5 million, an increase of 16% from $14.2 million in the first six months of 2002.

      As a percentage of revenue, company-wide gross profit margin was 41% in the second quarter, down slightly from the first quarter's 43% but up from the second quarter 2002's gross profit margin of 32%. Gross profit margin for the first half of 2003 was 42%, versus 35% in the first half of 2002. Annual gross profit margin improvement primarily reflects higher margins experienced in the Company's Service Bureau segment resulting from economies of scale, and in the Network Solutions segment, with a greater proportion of sales derived from value-added TCS technology.


      The gross profit margin from Network Software in the second quarter of 2003 was 41%, down from first quarter 2003 gross margin of 53%, due to a higher proportion of revenue from software services and ancillary equipment versus higher margin licenses.

      Service Bureau gross profit in the second quarter was $4.3 million, up 23% from first quarter 2003 gross profit of $3.5 million and up 85% from second quarter 2002 gross profit of $2.3 million. Service Bureau gross margin was 52% in the second quarter, compared to 47% in the first quarter of 2003 and 42% in the second quarter of 2002.

      The gross profit for the Company's Network Solutions business segment was $3.0 million in the second quarter of 2003, compared to $2.8 million in first quarter 2003 and $3.0 million in the second quarter of 2002. The gross profit margin in this segment was 32% in the second quarter of 2003, compared to 34% in the first quarter of 2003 and was up from 23% in the second quarter of 2002.

    * Operating expenses. Research and development expenses during the second quarter were $4.7 million, compared to $3.9 million in the first quarter and $4.3 million in the second quarter of 2002. Sales, marketing, general and administrative expenses continued to decline as a result of cost control measures, and totaled $4.9 million in second quarter, down from $5.3 million in first quarter and $5.6 million in second quarter 2002.

    * EBITDA loss was $1.3 million, or $0.04 per share in the second quarter of 2003, compared to an EBITDA loss of $1.0 million or $0.03 per share in the first quarter of 2003, and a loss of $2.4 million, or $0.08 per share in the second quarter of 2002.

    * Non-cash expenses included additional amortization of $7.0 million, or $0.24 per share, resulting from a reduction to the estimated net realizable value of the Company's currently developed software products over their remaining useful life. Total non-cash expenses, excluding the $7.0 million write-down, were $3.0 million, compared to $3.1 million in the first quarter of 2003, and $3.2 million in the second quarter of 2002.

    * Net loss for the second quarter of 2003 was $11.4 million, or $0.38 per share, including the additional non-cash charge of $7.0 million, or $0.24 per share. This compares to a net loss of $4.0 million, or $0.14 per share in the first quarter of 2003 and a net loss of $6.1 million, or $0.21 per share in the second quarter of 2002. Per share figures were computed on the basis of 29.6 million, 29.6 million, and 29.1 million weighted average shares, respectively, in Q2-03, Q1-03, and Q2-02.

    * Cash used during the second quarter of 2003 totaled $5.6 million, comprised of the $1.3 million EBITDA loss, $1.3 million for fixed asset additions, $4.0 million increase in other working capital items and $0.6 million of other items, offset by a $1.6 million net increase in debt for fixed assets.

    * The Balance Sheet at the end of the second quarter reflected $15.5 million of cash and cash equivalents compared to $21.1 million as of March 31, 2003. The Company's $15 million bank line of credit remains unused.

    CONFERENCE CALL

    The Company has scheduled a conference call for tomorrow, Friday, July 25, 2003 at 8:30 AM EDT. During the call, Maurice B. Tose, Chairman, President and CEO, and Tom Brandt, Senior Vice President and CFO, will discuss second quarter results and other corporate information. Investors can call 1-877-253-5218 (domestic) and 1-706-643-0801 (international) prior to the 8:30
AM start time and ask for the TeleCommunication Systems conference call hosted by Mr. Tose. A replay of the call will be available on Friday, July 25, 2003 beginning at 11:30 AM EDT and will be accessible until Friday, August 1, 2003 at 5:00 PM EDT. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international listeners. The access number is 1790832. The conference call will also be broadcast simultaneously on the Company's web site, www.telecomsys.com. Investors should click on the Investor Info tab and are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the TCS website. In addition, updated historical and forecasted financial information will be posted concurrently with the call under the "Financial Model" selection of the Investor Relations area of TCS's website.


    ABOUT TELECOMMUNICATION SYSTEMS, INC.

    TeleCommunication Systems, Inc. (TCS)(NASDAQ: TSYS) is a leading provider of software and solutions to leading wireless telecommunication carriers worldwide and to government customers requiring high reliability and security. The Company's Network Software segment is a global leader in wireless location platforms, text messaging, and alerts. The Service Bureau segment provides enhanced 9-1-1 connections to public safety call centers for the largest US wireless carriers, as well as hosted wireless text messaging services. The Network Solutions segment enables rapid deployment of fixed and transportable communications systems using wireless, satellite, and terrestrial networks.

    TCS makes connections that matter. Whether connecting people with voice, data or video in a wireless world or connecting our customers and shareholders with long-term value, TCS delivers competitive, reliable and secure products, services and solutions to meet these needs. For more information visit www.telecomsys.com.


    This press release discloses the Company's earnings before interest, taxes, depreciation, amortization, and other non-cash expenses ("EBITDA"), which may be considered a non-GAAP financial measure. As used herein, "GAAP" refers to generally accepted accounting principles in the United States. Generally, a non-GAAP financial measure is a numerical measure of a Company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that EBITDA is an appropriate measure of evaluating its operating performance and liquidity because the measure is indicative of the Company's availability of discretionary funds and its capacity to service its debt, and thereby provides additional useful information to investors regarding its financial condition and results of operations. This measure, however, should be considered in addition to, and not as a substitute or superior to, net loss, operating loss, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the Company's EBITDA to the Company's net loss, which we believe to be the nearest GAAP measure has been included in the Company's 10-Q filed with the Securities and Exchange Commission.


    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS's current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, Mr. Tose's belief that the Company's technology products will deliver significant long-term returns; Mr. Tose's comment that the Company expects that it will achieve positive net income from operations in the third and fourth quarters of this year; the projection of steady quarter-over-quarter revenue and profit growth for the Company's Service Bureau business; and the statement that approximately $42 million of the Company's backlog is expected to be realized over the next twelve months.

    The actual results realized by the Company could differ materially from the statements made herein, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the Company's financial results and the ability of the Company to (i) reach profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its sales and business offerings in the wireless data industry, (vi) develop products and deliver services without any errors or defects, (vii) have sufficient capital resources to fund the Company's operations, (viii) protect its intellectual property rights, (ix) implement its sales and marketing strategy, (x) successfully integrate the assets and personnel of acquired entities , such as Otelnet, and (xi) realize its expected revenue backlog. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.




                         TeleCommunication Systems, Inc.
                      Consolidated Statements of Operations
                  (amounts in thousands, except per share data)
                                   (unaudited)

                                      Three months ended   Six months ended
                                           June 30,            June 30,
                                         2003     2002      2003      2002
    Revenue
      Network software
        Network software licenses      $    788  $ 2,780  $  3,255  $  5,123
        Network software services         1,492    2,585     2,633     4,805
      Network software total              2,280    5,365     5,888     9,928
      Service bureau                      8,310    5,518    15,865    11,438
      Network solutions                   9,490   13,049    17,619    19,416
          Total revenue                  20,080   23,932    39,372    40,782

    Operating costs and expenses
      Direct cost of network software     1,352    3,116     3,037     6,043
      Direct cost of service bureau       3,961    3,168     7,967     5,867
      Direct cost of network solutions    6,492   10,049    11,852    14,678
      Research and development            4,664    4,349     8,579     8,485
      Sales and marketing                 2,213    2,395     4,606     5,404
      General and administrative          2,707    3,214     5,610     6,390
    EBITDA                               (1,309)  (2,359)   (2,279)   (6,085)

      Non-cash stock compensation
       expense                              389      443       762       867
      Depreciation and amortization
       of property and equipment          1,690    1,593     3,235     3,165
      Amortization of software
       development costs                  7,774    1,053     8,804     2,387
      Amortization of Xypoint
       tradename                            139      138       277       276
        Total operating costs and
         expenses                        31,381   29,518    54,729    53,562

    Loss from operations                (11,301)  (5,586)  (15,357)  (12,780)

    Net interest and other income
     (expense)                              (91)    (550)      (83)     (662)

    Net loss                           $(11,392) $(6,136) $(15,440) $(13,442)
    Loss per common share, basic
     and diluted                       $  (0.38) $ (0.21) $  (0.52)   $(0.46)

    EBITDA                             $ (1,309) $(2,359) $ (2,279)  $(6,085)
    EBITDA per share                   $  (0.04) $ (0.08) $  (0.08)   $(0.21)

    Weighted average shares -
     basic and diluted                   29,610   29,064    29,589    28,968



                         TeleCommunication Systems, Inc.
                      Condensed Consolidated Balance Sheets
                              (amounts in thousands)

                                                  June 30,        December 31,
                                                    2003             2002
    Assets                                      (unaudited)
       Current assets:
          Cash and cash equivalents              $   15,530       $   27,402
          Accounts receivable                        18,386           23,872
          Unbilled receivables, net                   9,151            6,987
          Other current assets                        1,759            1,675
                Total current assets                 44,826           59,936

       Property and equipment, net                   11,013           11,814
       Software development costs, net                  749            7,688
       Tradename, net                                   254              530
       Other assets                                   1,339            1,457
                Total assets                     $   58,181       $   81,425

    Liabilities and stockholders' equity
       Current liabilities:
          Accounts payable and accrued
           expenses                              $   12,071       $   20,630
          Deferred revenue                            2,520            2,846
          Current portion of capital
           leases and notes payable                   5,719            4,770
                Total current liabilities            20,310           28,246

       Capital leases and notes payable,
        less current portion                          4,850            5,543

       Total stockholders' equity                    33,021           47,636
                Total liabilities and
                 stockholders' equity            $   58,181       $   81,425



SOURCE  TeleCommunication Systems, Inc.
    -0-                             07/24/2003
    /CONTACT: Tom Brandt, Senior Vice President & CFO, +1-410-280-1001, brandtt@telecomsys.com; or Bob Bannon, Investor Relations, +1-410-280-1055, bannonb@telecomsys.com, both of TeleCommunication Systems, Inc./
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20030618/TSYSLOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, 888-776-6555 or 212-782-2840/
    /Web site:  http://www.telecomsys.com/
    (TSYS)

CO:  TeleCommunication Systems, Inc.; TCS
ST:  Maryland
IN:  CPR TLS ITE
SU:  ERN CCA